Exhibit 99.1

  Gexa Corp. Announces Continued Customer Growth and Operational Achievements

     HOUSTON--(BUSINESS WIRE)--July 1, 2004--Gexa Corp. (OTCBB:GEXC), a Texas Retail Electricity Provider, announced today that the Company has continued to experience strong growth during the first half of 2004. Gexa recently surpassed the 80,000 customer mark, continuing its pattern of growing its customer base 4-5% per month. As a result of its growth, Gexa's peak customer load recently surpassed 600 MW. Gexa has achieved these results by acquiring customers in its three customer target groups. The first group, single-family residential, has been growing due to recently launched affinity partner programs, including Continental OnePass, American AAdvantage, and Chase credit cards. The second group, multi-family residential, has continued to grow by establishing or expanding marketing relationships with large property management firms, including Walden Management, Alliance Residential Management, and Wells Management. Our third group, commercial, has continued its success by recently enrolling Texas based facilities of several fortune 500 companies.
     Operationally, Gexa has moved its corporate headquarters in mid-June to 20 Greenway Plaza, Suite 600, Houston, TX, leasing 26,000 square feet to accommodate the growth in the business. Additionally, Gexa implemented a new phone system, including call center technology, as well as an information technology center with uninterrupted power supply and backup diesel generation on-site. Gexa customers have been increasingly subscribing to the automatic bill pay program, which includes Visa(R), MasterCard(R), and our recently expanded options, automatic bank draft and American Express(R).
     Financially, Gexa continues to actively manage its gross margins given the natural gas volatility experienced this year. This has been accomplished through managing a balanced book of supply and demand for term contracts in the commercial group and shorter-term supply positions for month-to-month contracts in the residential group.
     Neil Leibman, CEO of Gexa Energy, states, "Our strong operational performance is a result of focusing on the basics that our customers seek -- low rates, reliable service and customer service options that meet their needs. We are on track with our growth plans and believe we are building the necessary capabilities to be distinctive in the marketplace."

     About Gexa Corp.: Gexa Corp dba Gexa Energy is a Texas-based retail electric provider which entered the market as deregulation began on January 1, 2002. The Company offers residential and all size commercial customers in the Texas restructured retail energy market competitive prices, pricing choices, and improved customer friendly service.

     Forward-Looking Statements:

     This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund future operations, our assumptions regarding the competitive restructuring and deregulation of the electricity market, competition from utility companies, our dependence on the services of certain key personnel and our ability to manage our growth successfully. In particular, careful consideration should be given to cautionary statements made in the various reports Gexa Corp. files with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

     CONTACT: Gexa Corp., Houston
              Neil Leibman, 713-470-0400
              investors@gexaenergy.com